QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES

        Our earnings were insufficient to cover fixed charges for the years ended December 31, 2014, 2013, 2012 and 2011. The following table sets forth our ratio of earnings to fixed charges for the year ended December 31, 2015 and our deficiency of earnings to cover fixed charges for the years ended December 31, 2014, 2013, 2012 and 2011. Amounts shown are in thousands.

	Year Ended December 31,
	2015	2014	2013	2012	2011
Earnings:
Income (loss) before tax	$46	$(35,670)	$(38,379)	$(68,881)	$(96,853)
Fixed charges(1)	219	234	356	369	452

Total earnings	$265	$(35,436)	$(38,023)	$(68,512)	$(96,401)

Ratio of earnings to fixed charges(2)	1.2	N/A	N/A	N/A	N/A
Coverage deficiency	N/A	$(35,436)	$(38,023)	$(68,512)	$(96,401)

(1)
Fixed charges consist of estimated interest expense on outstanding lease liabilities, amortization of debt discount and accrual of interest on outstanding debt.

(2)
The ratio of earnings to fixed charges was computed by dividing total earnings by fixed charges.

QuickLinks

  EXHIBIT 12.1
RATIO OF EARNINGS TO FIXED CHARGES